Exhibit (d)(8)

FORM OF

Schedule A

Funds and Portfolios Covered by Master International Research Agreement

between

Fidelity International Investment Advisors

and

Fidelity Investments Money Management, Inc.

dated as of September 16, 2004

Name of Fund	Name of Portfolio	Type of Fund	Effective Date
Fidelity Central Investment Portfolios II LLC	Tactical Income Central Fund	Fixed-Income	09/16/04

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